FOR IMMEDIATE RELEASE

CONTACT: P. Douglas Richard, CEO – 540.886.0796
Dana Kingrey, Director of Marketing - 540.490.0689

Community Bank Names Smiley as New President

April 1, 2008; Staunton, VA - P. Douglas “Doug” Richard, President and CEO, is stepping back from overseeing daily operations to focus on the company’s strategic direction.  Norman C. “Butch” Smiley, III, formerly Senior Vice President and Chief Lending Officer, will succeed Richard as president of the bank.

Richard will continue to serve as Chief Executive Officer of the bank and as President and CEO of the bank’s holding company, Community Financial Corporation.  Richard stated, “The continued success of Community Bank is our primary strategic focus and by promoting Butch we are implementing our plan for management succession. I’ve had the opportunity to work with Butch for over ten years.   His knowledge and expertise of the financial industry plus his leadership qualities make him the ideal choice.”  Richard continued. “I look forward to working with Butch in his new role as President.”

Dr. James Cooke, Chairman of the Board of Directors for Community Financial Corporation stated, “The Board has watched Butch’s professional growth over the past 12 years and has admired his approach to business and commitment to the company.  Butch will serve the Bank well in this new chapter of his career.”

Smiley’s banking and financial services career has spanned 26 years beginning in 1982 with First Virginia Bank where he remained until 1996 when he joined Community Bank in the retail lending area. With his experience in commercial, consumer, and real-estate lending, Smiley was promoted to Senior Vice President and Chief Lending Officer of the Bank in 2000 when he assumed the responsibility of managing the Bank’s lending division.

A Staunton native, Smiley is a graduate of Buffalo Gap High School.  He is also a graduate of The University of Virginia’s School of Bank Management, and the Stonier Graduate School of Banking at Georgetown University.

Smiley is a resident of Staunton and is involved in numerous community and civic groups and activities.  He serves locally on the Board of Zoning Appeals, The Frontier Culture Museum of Virginia and Staunton Redevelopment & Housing Authority.  He is a member of First Presbyterian Church in Staunton and serves as the treasurer for the church.  He and his wife Lynne have two sons, Travis and Michael.

“I have a lot of respect for Doug, Jim and the Board of Directors of Community Bank,” stated Smiley.  “I am focused on the future of the Bank and look forward to working with management and our employees as President.”

Community Bank, established in 1928, has assets of $491 million with eight locations serving the Shenandoah Valley in Staunton, Waynesboro, Stuarts Draft, Verona, Raphine, Lexington, Harrisonburg and two locations in Virginia Beach which comprise its Hampton Roads Region.

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